Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

BEN HOLDINGS, INC.,

BEN MERGER SUB, INC.

and

BANKRATE, INC.

Dated as of July 22, 2009

i

ii

iii

                              AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2009 (this “Agreement”), among Ben Holdings, Inc., a Delaware corporation (“Parent”), Ben Merger Sub, Inc., a Florida corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Bankrate, Inc., a Florida corporation (the “Company”).

W I T N E S S E T H:

                     WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that it is in the best interests of their respective shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporations Act (“FBCA”) and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby, including the Offer and the Merger;

                     WHEREAS, the board of directors of the Company (the “Board”) has [unanimously] (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and adopted this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the FBCA, and (iii) is recommending that the shareholders of the Company accept the Offer, tender their Shares into the Offer and, to the extent required by applicable Law, approve the Merger and this Agreement, in each case on the terms and subject to the conditions of this Agreement;

                     WHEREAS, the Board has [unanimously] approved in advance the transactions contemplated by this Agreement for the purposes of Sections 607.0901 and 607.0902 of the FBCA such that such sections of the FBCA do not and shall not apply to the Offer, the Merger, this Agreement, the Support Agreements or the other transactions contemplated hereby;

                     WHEREAS, on the terms and conditions set forth herein, Merger Sub has agreed to commence a tender offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (“Shares”) at a price of $28.50 per Share, payable net to the seller in cash without interest subject to any withholding of Taxes required by applicable Law (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”) (as it may be amended from time to time as permitted by this Agreement, the “Offer”);

                     WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the FBCA, and each Share that is not tendered and accepted pursuant to the Offer (other than Excluded Shares (as defined below) and the Support Agreement Shares (as defined below)) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, in each case, on the terms and conditions set forth herein;

                     WHEREAS, the Support Agreement Shares will not be tendered and will remain outstanding following the Offer;

                     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, (i) Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P. (the “Funds”) and Parent have entered into an equity commitment letter, dated as of the date hereof (the “First Equity Commitment Letter”, (ii) the Funds, Parent and the Company have entered into an equity commitment letter, dated as of the date hereof (the “Second Equity Commitment Letter” and together with the First Equity Commitment Letter, the “Equity Commitment Letters”) and (iii) Parent and the Company have entered into a limited guarantee, dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Limited Guarantee”);

                     WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders and optionholders of the Company have delivered to Parent and Merger Sub non-tender and support agreements (the “Support Agreements”) dated as of the date hereof, providing that such shareholders and optionholders shall, among other things (i) agree not to tender into the Offer, (ii) support the Merger and the other transactions contemplated hereby and (iii) transfer the Shares identified as rollover shares pursuant to the Support Agreements (the “Rollover Shares”) to Parent or an Affiliate of Parent prior to the Effective Time on the terms and subject to the conditions set forth in this Agreement, and each on the terms and subject to the conditions set forth in the Support Agreements; and

                     WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger.

                     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

                            Section 1.1      The Offer.

                           (a)   Provided that this Agreement shall not have been terminated in accordance with Article 8, and that no event shall have occurred and be continuing that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex A, no later than 5:30 p.m. Eastern Daylight Savings time on July 28, 2009, Parent shall cause Merger Sub to commence, and Merger Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer. In the Offer, each Share accepted by Merger Sub in accordance with the terms of the Offer shall be exchanged for the right to receive from Merger Sub the Offer Price. Parent shall cause Merger Sub to accept for payment, and Merger Sub shall accept for payment, all Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as practicable following the Expiration Date. Notwithstanding the above, the obligation of Merger Sub to accept for payment, and pay for all Shares tendered pursuant to the Offer shall be subject (x) to the condition that the number of Shares validly tendered and not withdrawn shall be at least the minimum number of Shares required to approve this Agreement, the Merger and the other transactions contemplated herein pursuant to the organizational documents of the Company and the FBCA (the “Minimum Condition”), and (y) to the other conditions set forth in Annex A. The conditions to the Offer set forth in Annex A are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, provided that nothing therein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to such condition or may be waived by Parent or Merger Sub, in their sole discretion, in whole or in part at any time and from time to time, subject to the following sentence. Merger Sub expressly reserves the right to increase the amount of consideration payable in the Offer and to waive any condition of the Offer, except the Minimum Condition; provided that, Merger Sub, at its sole option, may waive such Minimum Condition (i) if the number of Shares validly tendered and not withdrawn shall be at least equal to the difference between (x) the minimum number of Shares required to approve this Agreement, the Merger and the other transactions contemplated herein pursuant to the organizational documents of the Company and the FBCA, less (y) the number of Shares subject to Support Agreements or (ii) with the prior written consent of the Company. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Without the prior written consent of the Company, Merger Sub shall not decrease the amount of consideration payable in the Offer or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or reduce the time period during which the Offer shall remain open. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered in the Offer.

                           (b)   On the date of commencement of the Offer, Parent and Merger Sub shall (i) file or cause to be filed with the SEC a combined Schedule 13E-3 and Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the “Schedule TO”) and related Offer to Purchase, form of letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and including any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the holders of Shares as and to the extent required by applicable Law. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of all material disclosure relating to (i) the company financial advisor Allen & Company LLC (including the amount of fees and other consideration that Allen & Company LLC will receive upon consummation of or as a result of the Offer and the Merger, and the conditions therefor), (ii) the financial advisor Needham & Company (including the amount of fees and other consideration that Needham & Company shall receive in connection with the opinion referred to in Section 4.20), (iii) the opinions of each of Allen & Company LLC and Needham & Company referred to in Section 4.20 and (iv) the information that formed the basis for rendering each of such opinions, subject to the approval of the form of such disclosure by Allen & Company LLC and Needham & Company, respectively, such approval not to be unreasonably withheld or delayed. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub shall use their reasonable best efforts to cause the Schedule TO as so corrected, to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case, as soon as reasonably practicable and as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) any written comments or other communications, and shall inform them of any oral comments or other communications, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

                           (c)   Subject to the terms and conditions thereof, the Offer shall remain open until at least midnight, New York City time, on the twentieth Business Day (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the date the Offer is commenced (the initial “Expiration Date,” and any expiration time and date established pursuant to an authorized extension of the Offer as so extended, also an “Expiration Date”); provided, however, that Merger Sub shall: (i) from time to time extend the Offer for one or more periods of up to 20 Business Days each, the length of each such period to be determined by Merger Sub in its sole discretion, if at the scheduled Expiration Date any of the conditions of the Offer, including the Minimum Condition and the conditions and requirements set forth in Annex A, shall not have been satisfied or waived, until such time as such conditions are satisfied or waived to the extent permitted by this Agreement, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Merger Sub may, from time to time, extend the Offer for a period of no more than 20 days in the aggregate, if at the scheduled Expiration Date less than 80% of the number of Shares then outstanding less the number of shares held by persons subject to Support Agreements (the “Support Agreement Shares”) have been validly tendered and not withdrawn. Notwithstanding the above, in no event shall Merger Sub be required to, or shall Parent be required to cause Merger Sub to, extend the Offer beyond the Outside Date (as hereinafter defined). In no event shall Merger Sub extend the Offer beyond the Outside Date without the consent of the Company. Parent and Merger Sub shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of such Shares for payment pursuant to the terms and subject to the conditions of the Offer and this Agreement. This paragraph shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or Merger Sub to terminate this Agreement pursuant to Article VIII.

                            Section 1.2      Company Action.

                           (a)   The Company hereby approves of and consents to the Offer and represents and warrants that the Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth herein and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of the FBCA, (ii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares in the Offer and to the extent required, that the shareholders of the Company approve and adopt this Agreement and the Merger (such recommendation, the “Recommendation”) and (iii) taken all other actions necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination,” “affiliated transaction” or other similar statute or regulation promulgated by a Governmental Entity (“Takeover Statute”). The Company consents to the inclusion of such approval and Recommendation in the Offer Documents.

                           (b)   The Company hereby agrees to file with the SEC on the date that Parent and Merger Sub file the Offer Documents pursuant to Section 1.1(b), a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) containing the Recommendation. The Company agrees to use its reasonable best efforts to mail such Schedule 14D-9 to the shareholders of the Company concurrently with the mailing of the Offer Documents. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders and at the Acceptance Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion in the Schedule 14D-9. The Company, Parent and Merger Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected to be filed with the SEC and disseminated to the holders of Shares as and to the extent required by applicable federal securities laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including each amendment or supplement thereto) before it is filed with the SEC and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. In addition, the Company shall provide Parent, Merger Sub and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any such responses and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel prior to their submission.

                           (c)   In connection with the Offer, the Company will promptly furnish Parent and Merger Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Merger Sub with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to Section 6.2, the Company shall, and shall cause its directors, officers, employees and other Representatives to, use their reasonable best efforts to make solicitations and recommendations to the holders of Shares for purposes of causing the Minimum Condition to be satisfied, including without limitation that upon Parent’s request, the Company, Parent and Merger Sub shall promptly prepare a joint presentation to RiskMetrics Group recommending this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

                            Section 1.3      Board of Directors and Committees; Section 14(f).

                           (a)   Promptly upon the acceptance for payment by Merger Sub (the time of such acceptance, the “Acceptance Time”), Parent or any of their Affiliates of Shares pursuant to and in accordance with the terms of the Offer and from time to time thereafter, and subject to the last four sentences of this Section 1.3(a), Merger Sub shall be entitled to designate up to such number of directors, rounded up to the nearest whole number constituting at least a majority of the directors, on the Company Board as will give Merger Sub representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased plus the number of Support Agreement Shares bears to the total number of outstanding Shares (not on a fully diluted basis), and the Company shall, upon request by Merger Sub, promptly take all actions necessary, including, at the election of the Company, increasing the size of the Company Board or securing the resignation of such number of directors, to enable Merger Sub’s designees to be appointed to the Company Board and to cause Merger Sub’s designees to be so appointed (the date on which the majority of the Company’s directors are designees of Merger Sub that have been effectively appointed to the Company Board in accordance herewith, the “Board Appointment Date”). The Company shall use its reasonable best efforts to cause the Board Appointment Date to be the same day as the Acceptance Time. At such times, subject to applicable Law and stock exchange listing standards, the Company will cause persons designated by Merger Sub to constitute a majority of each committee of the Company Board, other than any committee of the Company Board established to take action under this Agreement. Notwithstanding the foregoing, the Company shall use all reasonable efforts to ensure that at least three of the members of the Company Board as of the date hereof who qualify as independent directors for purposes of the continued listing requirements of NASDAQ and SEC rules and regulations (such directors, the “Independent Incumbent Directors”) shall remain members of the Company Board until the Effective Time (as defined in Section 2.3 hereof). If the number of Independent Incumbent Directors is reduced below three prior to the Effective Time, the remaining Independent Incumbent Directors (or if there is only one such director, that remaining director) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies), and each Independent Incumbent Director shall also designate a successor to ensure that there will always be at least one Independent Incumbent Director at all times prior to the Effective Time (provided each such person meets the independence requirements of the rules and regulations of the SEC and NASDAQ and, once any such person fills a vacancy, such director (or directors) shall be deemed to be an Independent Incumbent Director (or Independent Incumbent Directors) for purposes hereof). If no Independent Incumbent Directors remain prior to the Effective Time, a majority of the members of the Board shall be entitled to fill such vacancies (provided each such person meets the independence requirements of the rules and regulations of the SEC and NASDAQ and such director (or directors) shall be deemed to be an Independent Incumbent Director (or Independent Incumbent Directors) for purposes hereof). The provisions of this Section 1.3 are in addition to and shall not limit any rights that Parent, Merger Sub or any of their respective Affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

                           (b)   The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Merger Sub will supply to the Company in writing promptly for inclusion into the Schedule 14D-9 and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by such Section and Rule.

                           (c)   Following the election or appointment of Merger Sub’s designees pursuant to this Section 1.3 and prior to the Effective Time, if there shall be any Independent Incumbent Directors, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder, or any amendment of this Agreement, or other action adversely affecting the rights of shareholders of the Company (other than Parent or Merger Sub) to receive the Offer Price (except as permitted by the terms of this Agreement), will require the concurrence of a majority of such Independent Incumbent Directors.

                            Section 1.4      Top-Up Option.

                           (a)   The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per Share equal to the Offer Price, up to such number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent and Merger Sub and any wholly owned Subsidiary of Parent or Merger Sub immediately prior to the time of exercise of the Top-Up Option, constitutes one Share more than 80% of the number of Shares that will be outstanding on a fully diluted basis immediately after the issuance of the Top-Up Option Shares. The Top-Up Option will be exercised by Parent or Merger Sub immediately after the Acceptance Time if following such Acceptance Time, Parent or Merger Sub do not own 80% of the outstanding Shares; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no judgment, injunction, order or decree of any Governmental Entity shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (ii) the issuance of the Top-Up Option Shares will not cause the Company to have more Shares outstanding than are authorized by the Restated Articles of Incorporation of the Company, and (iii) Merger Sub has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

                           (b)   The Company shall, as soon as practicable following receipt of notice from Parent or Merger Sub, as the case may be, of their intent to exercise of the Top-Up Option, notify Parent and Merger Sub of the number of Shares then outstanding. The closing of the purchase of the Top-Up Option Shares will take place at a time and on a date to be specified by Parent or Merger Sub, which shall be no later than one Business Day after the exercise of the Top-Up Option, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is specified by Parent or Merger Sub. Parent or Merger Sub, as the case may be, shall pay the Company an amount equal to the Offer Price multiplied by the number of Top-Up Option Shares specified by Parent (the “Top-Up Consideration”), and the Company shall, at Parent’s or Merger Sub’s request, cause to be issued to Parent or Merger Sub a certificate representing the Top-Up Option Shares. The Top-Up Consideration may be paid by Merger Sub or Parent by executing and delivering to the Company a promissory note having a principal amount equal to the aggregate cash purchase price for the Top-Up Shares. Any such promissory note shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

ARTICLE II

THE MERGER

                            Section 2.1      The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the FBCA, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

                            Section 2.2      Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

                            Section 2.3      Effective Time. On the Closing Date, the Company shall cause the Merger to be consummated by executing, delivering and filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida in accordance with the relevant provisions of the FBCA and other applicable Florida Law. The Merger shall become effective on such date as the Articles of Merger are duly filed with the Secretary of State of the State of Florida, or at such later date as may be agreed by Parent and the Company in writing and specified in the Articles of Merger in accordance with the FBCA (such date as the Merger becomes effective is referred to herein as the “Effective Time”).

                            Section 2.4      Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the FBCA.

                            Section 2.5      Articles and By-laws of the Surviving Corporation.

                           (a)   The Amended and Restated Articles of Incorporation of the Company, as amended prior to the date hereof (the “Articles of Incorporation”) shall be the articles of incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with the provisions thereof, hereof and of applicable Law, in each case consistent with the obligations set forth in Section 6.7.

                           (b)   The by-laws of Merger Sub, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger, be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and of applicable Law, in each case consistent with the obligations set forth in Section 6.7.

                            Section 2.6      Directors.  Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                            Section 2.7      Officers.  The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                            Section 2.8      Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

                            Section 3.1      Effect on Capital Stock.

                           (a)   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub subject to Sections 3.1(d) and 3.1(e), each issued and outstanding Share outstanding immediately prior to the Effective Time other than (i) any Cancelled Shares (as defined, and to the extent provided in Section 3.1(a)), (ii) any Dissenting Shares (as defined, and to the extent provided in Section 3.1(e)), and (iii) any Rollover Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive the Offer Price. All Shares that have been converted into the right to receive the Offer Price as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of Certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Offer Price.

                           (b)   Parent, Merger Sub and Company-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, if any (other than any Rollover Shares, which shall remain outstanding following the Effective Time), or held by the Company or any of its Subsidiaries immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

                           (c)   Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, together with Rollover Shares, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

                           (d)   Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of Shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Offer Price shall be equitably adjusted to reflect such change; provided that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

                           (e)   Dissenters’ Rights. The provisions of this Section 3.1(e) shall not apply unless the shareholders of the Company are determined to have the right to dissent from the Merger, and receive the fair value of their Shares, pursuant to Sections 607.1301 -607.1333 of the FBCA. In such event, and notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the applicable provisions of the FBCA (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Offer Price (the “Dissenting Shares,” and together with the Cancelled Shares, the “Excluded Shares”), but instead such holder shall be entitled to payment of the appraised value of such Shares in accordance with the applicable provisions of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the applicable provisions of the FBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the FBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Offer Price for each such Share in accordance with Section 3.1(a), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the FBCA and received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the FBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

                            Section 3.2      Exchange of Certificates.

                           (a)   Paying Agent. At or immediately subsequent to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Offer Price in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Rollover Shares) pursuant to the provisions of this Article III (such cash being hereinafter referred to as the “Exchange Fund”).

                           (b)   Payment Procedures.

             (i)        As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Offer Price pursuant to Section 3.1, (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (“Certificates” or “Certificate”) shall pass, only upon delivery of Certificates to the Paying Agent (and shall be in such form and have such other provisions as Parent and the Company may reasonably determine prior to the Effective Time) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Offer Price.

              (ii)        Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor an amount (after giving effect to any required Tax withholdings) equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares multiplied by (y) the Offer Price. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such Shares may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes have been paid or are not applicable.

             (iii)        The Surviving Corporation, the Company, Parent, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Person such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding were made.

                           (c)   Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for the proper amount pursuant to and subject to the requirements of this Article III.

                           (d)   Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Offer Price, without any interest thereon, upon due surrender of their Shares.

                           (e)   No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Offer Price would, pursuant to applicable Law, escheat to or become the property of any Governmental Entity, any such Offer Price shall, to the extent permitted by applicable Law, immediately prior to such time, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

                           (f)   Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and in the event of any losses to the Exchange Fund from any investment such that the Exchange Fund is diminished below the level required for the Paying Agent to make prompt cash payment under Section 3.2(b), the Company shall immediately deposit additional cash into the Exchange Fund to the extent necessary to reimburse the Exchange Fund for such investment losses. Any interest and other income, net of any losses, resulting from such investments shall be paid to the Surviving Corporation.

                           (g)   Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate an amount equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Offer Price.

                            Section 3.3      Effect of the Offer and the Merger on Company Stock Options and Company Restricted Shares.

                           (a)   Each outstanding option to acquire Shares (each, a “Company Stock Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Acceptance Time (other than Company Stock Options held by persons who enter Support Agreements and separately agree to the treatment of such Company Stock Options in the Offer and the Merger, which Company Stock Options shall be treated in the manner so agreed) shall, as of immediately prior to the Acceptance Time, become fully vested and be cancelled and in exchange therefor be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (i) the excess, if any, of (x) the Offer Price over (y) the exercise price per Share subject to such Company Stock Option, multiplied by (ii) the number of Shares for which such Company Stock Option shall not theretofore have been exercised; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof. The Surviving Corporation or the Company, as applicable, shall pay the holders of such cancelled Company Stock Options the cash payments described in this Section 3.3(a) on or as soon as reasonably practicable after the date on which the Acceptance Time occurs, but in any event within ten (10) Business Days thereafter.

                           (b)   Other than Company Restricted Shares held by persons who enter into Support Agreements and agree otherwise, immediately prior to the Acceptance Time, (i) each award of restricted Company common stock (the “Company Restricted Shares”) other than the Rollover Shares shall vest in full and (ii) subject to the ultimate vesting of such Company Restricted Shares, the holder thereof shall have the right to tender (or to direct the Company to tender on his or her behalf) such Company Restricted Shares then held (net of any Shares withheld to satisfy employment and income tax obligations) into the Offer. To the extent any Shares that were formerly Company Restricted Shares are not so tendered, upon the Effective Time, they shall be converted into the right to receive the Offer Price in accordance with the procedures in Section 3.2(b).

                           (c)   The Surviving Corporation, the Company, Parent and Merger Sub shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 3.3 to any holder of Company Stock Options or Company Restricted Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, or local Tax Law, and the person making such deduction or withholding shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Company Restricted Shares in respect of which such deduction and withholding was made.

                           (d)   The Board of Directors of the Company (or the appropriate committee thereof) shall take the actions necessary to effectuate the foregoing provisions of this Section 3.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                           Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC after December 31, 2007 and publicly available prior to the date of this Agreement (other than (x) any forward-looking disclosures set forth in any risk factor section, (y) any disclosures in any section designated as relating to forward looking statements and (z) any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature) (collectively, the “Filed SEC Documents”) or (ii) as disclosed in the corresponding section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

                           Section 4.1      Qualification, Organization, Subsidiaries, etc.

                           (a)   Each of the Company and its Significant Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Significant Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect as defined below.

                           (b)   Each of the Company and its Significant Subsidiaries is qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the organizational or governing documents of the Company and each of its Significant Subsidiaries, each as amended to date, and each as so made available is in full force and effect. Neither the Company nor any Significant Subsidiary is in violation of its organizational or governing documents.

                           (c)   As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (i) has or is reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) that prevents or materially delays or materially impairs the ability of the Company to consummate the Merger; provided, however, that, a Company Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (A) in or affecting economic conditions generally or the financial or securities markets in the United States or elsewhere in the world, (B) in or affecting the industries in which the Company or its Subsidiaries operate generally or in any specific jurisdiction or geographical area in the United States or elsewhere in the world or (C) resulting from or arising out of (1) the announcement or the existence of, or compliance with, or taking any action required or permitted by, this Agreement or the transactions contemplated hereby, (2) any taking of any action at the request of Parent or Merger Sub, (3) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (4) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other applicable law of or by any national, regional, state or local Governmental Entity in the United States or elsewhere in the world, (5) any changes in GAAP or accounting standards or interpretations thereof, (6) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, or (7) any changes in the share price or trading volume of the Shares, in the Company’s credit rating or in any analyst’s recommendations with respect to the Company, or the failure of the Company to meet projections or forecasts (including any analyst’s projections) (except that the underlying causes of such change referenced in this clause 4.1(c)(ii)(C)(7) can, unless excluded by another clause of this proviso, be considered for purposes of determining whether a Company Material Adverse Effect has occurred).

Section 4.2 Capital Stock.

                           (a)   The authorized capital stock of the Company consists of 100,000,000 Shares and 10,000,000 shares of preferred stock, $.01 par value share (“Preferred Stock”). As of July 20, 2009, (i) 19,148,003 Shares were issued and outstanding, (ii) no Shares were held in treasury or owned by a Subsidiary of the Company, (iii) (A) 2,623,762 Shares were reserved for issuance pursuant to the outstanding Company Stock Options and (B) 1,174,001 additional Shares were reserved for issuance for future grant pursuant to the Company Stock Plans, and (iv) no shares of Preferred Stock were issued or outstanding. All outstanding Shares, and all Shares reserved for issuance as noted in clause (iii) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

                           (b)   Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding other than Shares that have become outstanding after July 20, 2009 upon exercise of Company Stock Options outstanding as of such date and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity interests or (D) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than funds to or investments in a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice).

                           (c)   Except for the awards to acquire Shares under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

                           (d)   There are no shareholder agreements, registration agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries or any preemptive rights with respect thereto.

                           Section 4.3      Subsidaries.

                           (a)   Section 4.3 of the Company Disclosure Letter sets forth a complete and correct list of each “significant subsidiary” of the Company as such term is defined in Regulation S-X promulgated by the SEC (each, a “Significant Subsidiary”). Section 4.3 of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries and any other Person of each Significant Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company’s Significant Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens, other than restrictions imposed by applicable Law.

                           (b)   Except for the Significant Subsidiaries disclosed in Section 4.3 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and its Subsidiaries, taken as a whole.

                           Section 4.4      Corporate Authority Relative to This Agreement; No Violation.

                           (a)   The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (if required by applicable Law to consummate the Merger), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and, except for (i) the Company Shareholder Approval (if required by applicable Law to consummate the Merger) and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Florida, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly executed by Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law).

                           (b)   Other than in connection or in compliance with (i) the FBCA, or any applicable Florida anti-takeover or investor protection statute, (ii) the Exchange Act, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (iv) the approvals set forth on Section 4.4(b) of the Company Disclosure Letter (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

                           (c)   The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate or articles of incorporation or by-laws or other equivalent organizational document of the Company or any of its Significant Subsidiaries or (iii) assuming that the consents and approvals referred to in Section 4.4(b) are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

                           Section 4.5      Reports and Financial Statements; Internal Control.

                           (a)   The Company and its Significant Subsidiaries have filed all forms, documents, statements and reports required to be filed by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (the forms, documents, statements and reports filed with the SEC since January 1, 2007, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2007 and prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

                           (b)   The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents fairly present in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements or foreign Subsidiaries, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Except as set forth in Section 4.5(b) of the Company Disclosure Letter, the Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect.

                           (c)   The Company and the Company’s Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are, in all material respects, (i) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP and (ii) designed to ensure that material information relating to the Company and its Subsidiaries required to be included in reports filed under the Exchange Act, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since January 1, 2007, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Board (i) all Known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and

(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since January 1, 2007.

                           (d)   Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

                           Section 4.6      Disclosure Documents.

                           (a)   Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, and the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

                           (b)   (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval of the Merger and at the Effective Time, and (ii) Company Disclosure Documents (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.6(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

                           (c)   The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent or Merger Sub in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                           Section 4.7      No Undisclosed Liabilities.  Except (i) as set forth or reserved against in the Company’s consolidated balance sheets (or the notes thereto) for the fiscal year ended December 31, 2008 included in the Company SEC Documents filed prior to the date hereof, (ii) for transactions contemplated by this Agreement or the financing of such transactions and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2008, neither the Company nor any Subsidiary of the Company has any liabilities or obligations required to be reflected or reserved in the Company’s consolidated balance sheets in accordance with GAAP, whether or not accrued, absolute, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

                           Section 4.8      Compliance with Law; Permits.

                           (a)   The Company and each of its Significant Subsidiaries is, and since the later of January 1, 2007 and its respective date of formation or organization has been, in compliance in all material respects with and is not in default under or in violation of and has no material liability under any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”). Neither the Company nor any of its Subsidiaries has received any notices, complaints or written communication since January 1, 2007 from any Governmental Entity or any other person that alleges that the Company or any of its Subsidiaries is not in compliance in any respect with any applicable Law in any material respect, nor been subject to any investigation or inspection in connection therewith.

                           (b)   The Company and its Significant Subsidiaries are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect, the Company and its Subsidiaries are in compliance in all material respects with the terms of each Company Permit, and no Company Permit shall cease to be effective as a result of the transactions contemplated by this Agreement, in each case, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

                           (c)   The Company and its Significant Subsidiaries have no liability with respect to hazardous materials or any environmental, health or safety matter, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

                           (d)   Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries, or any Representative thereof is, or may be, in violation of, or has, or may have, any material liability under, the FCPA which has not been resolved.

                           Section 4.9      Employee Benefit Plans.

                           (a)   Section 4.9(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not such plan is subject to ERISA), each bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity, severance, employment, change of control or material fringe or other material benefit or compensation plan, program, arrangement or agreement that is sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries for the benefit of their current or former employees, officers, contractors or directors or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability or obligation in respect of the Company’s or any of its Subsidiaries’ (including their predecessor entities’ or any entity whose assets were partially or completely acquired by the Company or any of its Subsidiaries) current or former employees, officers, contractors or directors (collectively, the “Company Benefit Plans”).

                           (b)   The Company has heretofore made available to Parent true and complete copies of (i) each of the Company Benefit Plans and any related trust or funding agreement, (ii) each writing constituting a part of such Company Benefit Plan, including all amendments thereto and the most recent summary plan description distributed to participants, (iii) the most recent Annual Report (Form 5500 Series) and accompanying schedules and audit reports, if any, related thereto and (iv) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan.

                           (c)   (i) each of the Company Benefit Plans has been operated, funded and administered in all material respects in accordance with its terms and with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides and neither the Company nor any of its Subsidiaries has any obligation to provide health or life insurance benefits (whether or not insured), with respect to current or former employees, officers, contractors or directors of the Company or any of its Subsidiaries (including any predecessor entities or any entity whose assets were partially or completely acquired by the Company or any of its Subsidiaries) beyond their retirement or other termination of service, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Law (“COBRA”); (v) no liability under Title IV of ERISA or Sections 412 or 430 of the Code has been incurred by the Company, any of its Subsidiaries or any ERISA

Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder; (vi) no Company Benefit Plan is nor do any of the Company or any of its Subsidiaries have any liability or obligation under or with respect to any “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other material amounts payable by the Company or any of its Subsidiaries as of the Acceptance Time to or with respect to each Company Benefit Plan in respect of current or prior plan years or any period of time ending prior to the Acceptance Time have or shall have been paid or accrued in accordance with GAAP; (viii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person (with respect to whom the Company has an obligation to indemnify) has engaged in a transaction in connection with which the Company or any of its Subsidiaries could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (ix) there are no pending, threatened or anticipated claims (other than routine claims for benefits), proceedings, litigation, audits, investigations or actions involving any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries; (x) the Company and its Subsidiaries and the ERISA Affiliates are in compliance in all material respects with the requirements of COBRA; and (xi) neither the Company nor any of its Subsidiaries has any current or potential liability or obligation (including any indemnification obligation to any ERISA fiduciary) to or in connection with any “employee stock ownership plan” (as defined in Section 4975 of the Code) or any stock bonus plan intended to be qualified under Section 401(a) of the Code. “ERISA Affiliate” means any Person that is or at any relevant time was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is or at any relevant time was a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

                           (d)   The parties acknowledge that certain payments have been made or are to be made, and certain benefits have been granted or are to be granted, according to employment compensation, severance, employment agreement and other Company Benefit Plans (collectively, the “Arrangements”) to certain holders of Shares and other securities of the Company (the “Covered Securityholders”). All such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the “safe harbor” requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the compensation committee thereof or its independent directors, to the extent required.

                           (e)   The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries (including any predecessor entities or any entity whose assets were partially or completely acquired by the Company or any of its Subsidiaries) to severance pay, unemployment compensation or any other compensatory payment or benefit, except as set forth on Section 4.9(e) of the Company Disclosure Letter, or (ii) accelerate the time of payment or vesting or funding of, or increase the amount of any compensation or benefit due any such current or former employee, director, consultant or officer of the Company or any of its Subsidiaries (including any predecessor entities or any entity whose assets were partially or completely acquired by the Company or any of its Subsidiaries), except as set forth on Section 4.9(e) of the Company Disclosure Letter.

                           (f)   No amount paid or payable (whether in cash or property or the vesting of property) by the Company or any of its Subsidiaries as a result of the consummation of the Merger to any of its respective employees, officers, directors, stockholders or consultants under any Company Benefit Plans or otherwise, would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

                           Section 4.10      Affiliate Transactions. Except for Company Benefit Plans, there are no Contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future material liabilities between the Company or any of its Significant Subsidiaries, on the one hand, and, on the other hand, any (i) present officer or director of either the Company or any of its Significant Subsidiaries or any person that has served as such an officer or director within the past two years or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (iii) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries), in each case that is of a type that would be required to be disclosed in the Company SEC Documents pursuant Item 404 of Regulation S-K that has not been so disclosed (each, an “Affiliate Transaction”). The Company has made available to Parent copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date hereof providing for each Affiliate Transaction.

                           Section 4.11      Absence of Certain Changes or Events. Since December 31, 2008, except as otherwise required or contemplated by this Agreement, (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (b) there have not been any facts, circumstances, events, changes, effects or occurrences that, individually or in the aggregate, have had or would be reasonably expected to have a Company Material Adverse Effect, and (c) prior to the date hereof, neither the Company nor any of its Subsidiaries has taken any action, that if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in clauses (ii), (iv), (v), (viii), (x), or (xii) through (xvi) of (b).

                           Section 4.12      Investigations; Litigation. As of the date hereof, there are no (i) investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their respective properties, (ii) actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties, at Law or in equity, or (iii) orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries or any of their respective properties which, in the case of clauses (i), (ii) or (iii), individually or in the aggregate, are or would be material to the Company and its Subsidiaries taken as a whole.

                           Section 4.13      Tax Matters.

                           (a)   Except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except, in the case of clause (ii) hereof, with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) the U.S. federal income Tax Returns of the Company and each of its Subsidiaries through the Tax year ending December 31, 2004 have been examined or are currently being examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of U.S. federal income Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, (viii) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder, (ix) neither the Company nor any Subsidiary of the Company (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its present or former Subsidiary) under Treasury regulation Section 1.1502 -6 (or any similar provision of state, local, foreign or provincial law).

                           (b)   As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, transfer, franchise, profits, inventory, capital stock, value added, ad valorem, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with or with respect thereto, whether disputed or not, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

                           Section 4.14      Labor Matters. Neither the Company nor any of its Subsidiaries is (a) a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, or (b) subject to a material dispute, strike or work stoppage. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened, involving employees of the Company or any of its Subsidiaries.

                           Section 4.15      Intellectual Property.

                           (a)   (i) Either the Company or a Subsidiary of the Company owns or is licensed or otherwise possesses valid and enforceable rights to use, all material Intellectual Property (as defined below) used in or necessary for the conduct of their respective businesses as currently conducted, free and clear of all Liens, (ii) as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with the Intellectual Property of any person and (iii) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any person. For purposes of this Agreement, “Intellectual Property” shall mean all intellectual property in any jurisdiction in the world, including without limitation, all (i) patents, inventions (whether or not reduced to practice or patentable), trademarks and service marks (including any trade dress, logos and any other indicia of origin and the goodwill of any business symbolized thereby), trade names, Internet domain names, copyrights and copyrightable works (whether or not registered), designs and trade secrets, (ii) applications for and registrations, issuances and renewals of such patents, trademarks, service marks, trade names, domain names, copyrights and works (whether or not copyrightable) and designs, (iii) lists (including customer and vendor lists), data, databases, processes, formulae, methods, specifications, schematics, plans, studies, technology, know-how, improvements, web site and other content, computer software programs and related documentation, and other confidential or proprietary data and information, (iv) computer software, data and databases including, but not limited to, object code, source code, operating and other systems, tools, firmware, related documentation and all copyrights therein.

                           (b)   The Company has taken commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of the Company and its Subsidiaries in all material respects. Without limiting anything in Section 4.15(a), no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or has any ownership or other right, title or interest in or to any material Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses (except as may be set forth in those development agreements disclosed in Section 4.15(b) of the Company Disclosure Letter that were entered into with consultants and contractors in the ordinary course of business where any such consultants or contractors granted the Company or any of its Subsidiaries a valid and enforceable written license including rights sufficient for the Company or such Subsidiary to conduct the business of the Company or any of its Subsidiaries, including as currently conducted).

                           (c)   Neither the Company nor any of its Subsidiaries has licensed any of the material Intellectual Property owned by the Company and its Subsidiaries to any third party, except for any such Contract where such Intellectual Property is licensed on a non-exclusive basis in the ordinary course of business, nor has the Company or any of its Subsidiaries entered into any Contract limiting or imposing any obligation or condition on its right or ability to use, license, sell, distribute or otherwise exploit fully any of such Intellectual Property, including software.

                           (d)   Since January 1, 2007, there have been no settlements, forbearances to sue, consents, judgments or orders to which the Company or its Subsidiaries are a party or with respect to which such parties are bound that (i) restrict the rights of the Company or its Subsidiaries to use, license, sell, distribute or otherwise exploit fully any material Intellectual Property in connection with its business in any material respect or (ii) permit third parties to use any material Intellectual Property owned by the Company and its Subsidiaries other than on behalf of the Company and its Affiliates.

                           (e)   The Company and its Subsidiaries are each in compliance with its privacy policies and terms of use and with all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of any personal information or data in all material respects. There has not been any notice to, complaint against, or audit, proceeding or investigation conducted or claim asserted with respect to the Company or any of its Subsidiaries by any person (including any Governmental Authority) regarding the collection, use, storage, distribution, transfer or disclosure of personal information, and none is pending, or to the Knowledge of the Company, threatened (and to the Knowledge of the Company, there is no basis for the same, except as has not resulted in, or could not reasonably be expected to result in, any material liability of the Company or any of its Subsidiaries). To the Knowledge of the Company, neither the Company nor its Subsidiaries has experienced any incident in which any personal information or data was or may have been stolen or subject to any unauthorized access or use that has resulted in, or could reasonably be expected to result in, any material liability of the Company or any of its Subsidiaries.

                           (f)   The computer software, hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems (collectively, “Systems”) used by the Company or any of its Subsidiaries are sufficient for the current needs of the Company and its Subsidiaries in all material respects (including as to capacity and ability to process current and anticipated peak volumes in a timely manner), and, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, there have been no operational or continued failures, disruptions, substandard performance, failure, breakdowns, bugs or outages or other adverse events in the past eighteen (18) months affecting any of the Systems that have had, or could reasonably be expected to result in, any disruption to or adverse impact on the operation of any of the respective businesses of the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the security, continuity and integrity of their Systems and the back-up and recovery of data and information stored or contained therein and to prevent and guard against any unauthorized access or use thereof, in each case in all material respects. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security thereof or other unauthorized access or use of any of the foregoing that have resulted in, or could reasonably be expected to result in, any material liability of the Company or any of its Subsidiaries.

                           (g)   No software owned or developed by or on behalf of the Company or any of its Subsidiaries (“Software”) that is material to the business of the Company or any of its Subsidiaries is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that could (i) require, or condition the use or distribution of, or access to, the Software, on the disclosure, licensing, or distribution of any source code for any portion of the Software or (ii) otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use, license, sell or distribute any Software in any material respect.

                           Section 4.16      Property. Except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good title to all its personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Liens permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, Liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the personal property and the leased property. Except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

                           Section 4.17      Required Vote of the Company Shareholders. Assuming the accuracy of the representations and warranties in Sections 5.7 and 5.8, and if required by applicable law to approve the Merger, the affirmative vote of the holders of outstanding Shares, voting together as a single class, representing at least a majority of all Shares outstanding shall be the only vote of shareholders required to approve this Agreement and the transactions contemplated hereby (the “Company Shareholder Approval”).

                           Section 4.18      Material Contracts.

                           (a)   Except as disclosed in Section 4.9(a), Section 4.9(f) and Section 4.18 of the Company Disclosure Letter, (a) neither the Company, nor any of its Subsidiaries is a party to, and (b) none of the Company, any of its Subsidiaries, or any of their respective properties or assets is bound by, Contracts that:

             (i)        are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

             (ii)        with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole, or in which the Company owns more than a 20% voting or economic interest, or with respect to which the Company has obligations of more than $250,000 in the aggregate;

             (iii)        relate to indebtedness for borrowed money, the deferred purchase price of property or service, any credit agreement, note, bond, mortgage, debenture or other similar instrument, any letter of credit or similar facilities, any obligation to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, or any guarantee with respect to an obligation of any other Person, in each case, having an outstanding principal amount in excess of $250,000;

             (iv)        relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $250,000;

             (v)        other than an acquisition subject to clause (iv) above, obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $250,000; or

             (vi)        prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any Subsidiary of the Company;

Each Contract of the type described in clauses (i) through (vi) above is referred to herein as a “Material Contract.”

                           (b)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable against the Company or its Subsidiary in accordance with its terms, (ii) to the Knowledge of the Company, each Material Contract is valid and binding on the other parties thereto, is in full force and effect and enforceable against such other party in accordance with its terms, (iii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iv) neither the Company nor any of its Subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default or breach on the part of the Company or any of its Subsidiaries under any such Material Contract, (v) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract with respect to the termination, non-renewal or renegotiation in any material respects of the terms of, and otherwise has no Knowledge that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of, any Material Contract.

                           (c)   The Company has made available to Parent, as of the date of this Agreement, true, correct and complete copies of (including all amendments or modifications to), all Material Contracts.

                           Section 4.19      Finders or Brokers. Except for Allen & Company LLC and Needham & Company (the fees of which shall be paid by the Company), neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement. No investment banker, broker or finder or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or any commission in connection with or upon consummation of the Offer, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a copy of the engagement letters of Allen & Company LLC and Needham & Company.

                           Section 4.20      Opinions of Financial Advisors. The Board of Directors of the Company and the directors of the Company other than holders of Rollover Shares have received the opinions of Allen & Company LLC and Needham & Company, respectively, each dated as of the date of this Agreement, to the effect that, as of such date, the Offer Price to be received by the Company’s shareholders, other than holders of Rollover Shares, in the Offer and the Merger is fair, from a financial point of view, to such holders.

                           Section 4.21      State Takeover Statutes; Charter Provisions. Assuming the accuracy of the representations and warranties in Sections 5.7 and 5.8, the Board of Directors of the Company has taken all actions necessary so that no anti-takeover statute or regulation, including any affiliate transaction or control share acquisition, in each case under the FBCA or other applicable laws of the State of Florida shall be applicable to the execution, delivery or performance of this Agreement, the Offer, the consummation of the Merger and the other transactions contemplated by this Agreement.

                           Section 4.22      No Other Information. The Company acknowledges that neither Parent nor Merger Sub make any representations or warranties as to any matter whatsoever except as expressly set forth in Article V of this Agreement. The representations and warranties set forth in Article V of this Agreement are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related or with respect thereto, except in the case of fraud or intentional misrepresentation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                           Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

                           Section 5.1      Qualification; Organization.

                           (a)   Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

                           (b)   Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have or be reasonably expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement. The organizational or governing documents of Parent and Merger Sub, are in full force and effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents. A true and correct copy of the organizational or governing documents of Parent and Merger Sub have previously been provided to the Company.

                           Section 5.2      Authority Relative to This Agreement; No Violation.

                           (a)   Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law).

                           (b)   Other than in connection with or in compliance with (i) the provisions of the FBCA, (ii) the Exchange Act, and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

                           (c)   The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws.

                           Section 5.3      Disclosure Documents.

                           (a)   The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval of the Merger and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

                           (b)   The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties contained in this Section 5.3(b) will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished in writing to Parent or Merger Sub by the Company specifically for use therein.

                           Section 5.4      Available Funds. Parent and Merger Sub, collectively, have available to them, and as of the Effective Time will have available to them, all funds necessary for the payment of the aggregate Offer Price and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, and, in connection therewith, no portion of the aggregate Offer Price will be financed with the proceeds from indebtedness for borrowed funds (other than internal loans from the Funds or any of their Affiliates to Parent or Merger Sub, all of which are available as of the date hereof and will be available at the Acceptance Time and the Effective Time). Parent has received the executed Equity Commitment Letters, relating to the commitment of the Funds to provide cash funds that, together with the rollover commitments made in the Support Agreements, are sufficient to permit each of Parent and Merger Sub to fulfill its payment obligations under this Agreement, including payment of the Offer Price in the Offer and the Merger and related fees and expenses.

                           Section 5.5      Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Neither Parent nor Merger Sub has

conducted any business other than incident to its formation and in relation to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

                           Section 5.6      Finders or Brokers. Except for Stephens Inc., neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Merger or the other transactions contemplated hereby.

                           Section 5.7      Ownership of Shares. Neither Parent nor Merger Sub, nor any of their Affiliates, owns any Shares, beneficially, of record or otherwise, as of the date hereof or at any time prior to the time that is immediately prior to the Expiration Date.

                           Section 5.8      Certain Arrangements. Other than the Support Agreements, there are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board approving this Agreement, the Offer, the Merger and the other transactions contemplated thereby for purposes of the applicable provisions of the FBCA, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the FBCA to be applicable to this Agreement, the Offer, the Merger, or any transactions contemplated by this Agreement.

                           Section 5.9      Investigations; Litigation. As of the date hereof, there are no (i) investigations or proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened in writing by any Governmental Entity with respect to the Parent or any of its Subsidiaries, (ii) actions, suits or proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened in writing against or affecting Parent or any of its Subsidiaries, or any of their respective properties, at Law or in equity, or (iii) orders, judgments or decrees of any Governmental Entity against Parent or any of its Subsidiaries, which, in the case of clauses (i), (ii) or (iii), individually or in the aggregate, would or would be reasonably expected to prevent or materially delay the consummation of the Offer or the Merger.

                           Section 5.10      No Other Information. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV of this Agreement. The representations and warranties set forth in Article IV of this Agreement are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related or with respect thereto, except in the case of fraud or intentional misrepresentation.

                           Section 5.11      Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE VI

COVENANTS AND AGREEMENTS

                           Section 6.1      Conduct of Business.

                           (a)   From and after the date hereof and prior to the earlier of the Board Appointment Date and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Termination Date”, such time period, the “Interim Period”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as expressly contemplated or permitted by this Agreement or (iv) as disclosed in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (1) conduct its business in all material respects in the ordinary course consistent with past practices, and (2) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees in each case, in all material respects; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b).

                           (b)   The Company agrees with Parent that during the Interim Period, except as set forth in Section 6.1(b) of the Company Disclosure Letter or as otherwise expressly contemplated or expressly permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

             (i)        adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

             (ii)        make, declare, set aside, establish a record date for, or pay any dividend, or make any other distribution on (whether payable in cash, stock, property or a combination thereof), or directly or indirectly redeem, purchase or otherwise acquire, pledge or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or settlement of other awards or obligations outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof); provided that this Section 6.1(b)(ii) shall not apply to dividends or distributions paid in cash by Subsidiaries to the Company or to dividends or distributions made to the Company or its wholly owned Subsidiaries;

             (iii)        issue or sell any additional shares of capital stock or other equity interests, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests, except pursuant to the exercise of stock options or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments.

             (iv)        purchase, sell, transfer, license, assign, mortgage, encumber, abandon, fail to maintain or otherwise dispose of any properties or assets having a value in excess of $100,000 in the aggregate (other than sales of inventory or non-exclusive licenses of Intellectual Property, or commodity, purchase, sale or hedging agreements, in each case in the ordinary course of business);

             (v)        make any capital expenditures (or authorize or commit to make any capital expenditures) that are not contemplated by the capital expenditure budget set forth in Section 6.1(b)(v) of the Company Disclosure Letter, having an aggregate value in excess of $250,000 for any twelve (12) consecutive month period;

             (vi)        incur, create, assume or otherwise become liable for, any indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee or the obligations of any Person), in each case in an amount in excess of $100,000 in the aggregate;

             (vii)        make any investment in excess of $100,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

             (viii)        make any acquisition of any interest in another Person or business or division or assets thereof for consideration in excess of $100,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

             (ix)        except to the extent required by Law or by Contracts in existence as of the date hereof that have been disclosed or made available to Parent or by the Company Benefit Plans, in accordance with the 2009 budget previously provided to Parent or in the ordinary course of business consistent with past practice, (A) grant or announce any incentive awards or increase the salaries, bonuses or other compensation and benefits payable by the Company or any of its

Subsidiaries to any current or former employees, officers, directors or consultants of the Company or any such Subsidiary, (B) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $120,000, (C) pay or agree to pay any pension, retirement, termination or severance pay, bonus or other employee benefit not required by any existing Company Benefit Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director or consultant of the Company or any of its Subsidiaries, (D) enter into or amend any employment, consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for (x) newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $120,000 or (y) promoted employees in the ordinary course of business consistent with past practice, (E) amend or adopt any compensation or benefit plan, program, agreement or arrangement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit current or former employees, officers, directors or consultants of the Company or any such Subsidiary, or (F) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

             (x)        compromise, settle or agree to settle any pending or threatened suit, action, claim, obligation, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $250,000 in the aggregate;

             (xi)        amend, change or waive any provision of its Articles of Incorporation or its By-laws or other equivalent organizational documents or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;

             (xii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly owned Subsidiaries);

             (xiii)        implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAAP, applicable Law or regulatory guidelines;

             (xiv)        grant any Lien on any of its assets;

             (xv)        enter into any new line of business outside of its existing business segments;

             (xvi)        make, change or rescind any material Tax election, change an annual accounting period for Tax purposes, adopt or change any accounting method for Tax purposes, file an amendment to any material Tax Return, enter into any closing agreement, settle or compromise any material Tax claim or assessment relating to the Company or any of its Subsidiaries, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any similar action, if such election, adoption, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries or materially decreasing any Tax attribute of the Company or any of its Subsidiaries (except to the extent that any such election, adoption, change, amendment, agreement, settlement, consent or other action or omission is required by Law);

             (xvii)        take any action intended to result in any of the conditions to the offer set forth on Annex A or to the Merger set forth in Article VII not being satisfied or intended to prevent, delay or impair the ability of the Company to consummate the Merger; or

             (xviii)        agree to take, make any commitment to take, enter into any letter of intent or agreement in principle with respect to or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.1(b).

                           (c)   From and after the date hereof and prior to the earlier of the Board Appointment Date or the Termination Date, and except (i) as may be otherwise required by applicable Law, or (ii) as expressly contemplated or permitted by this Agreement, Parent and Merger Sub shall take no action which is intended to or which would reasonably be expected to adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise delay or prohibit consummation of Offer, the Merger or other transactions contemplated hereby.

                           Section 6.2      Solicitation.

                           (a)   Subject to Section 6.2(b), (c) and (d), from the date hereof until the earlier of the Board Appointment Date or the Termination Date, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct its respective officers, directors, employees, agents, advisors, Affiliates and other representatives (in each case, acting in their capacity as such (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or offer that would reasonably be expected to lead to an Alternative Proposal, (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any person relating to, an actual or proposed Alternative Proposal or offer that would reasonably be expected to lead to an Alternative Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Proposal or offer that would reasonably be expected to lead to an Alternative Proposal, (iii) to the extent permitted by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make an Alternative Proposal (including providing consent or authorization to make an Alternative Proposal to any officer or employee of the Company or to the Board (or any member thereof) pursuant to any Existing Confidentiality Agreement), (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal or offer that would reasonably be expected to lead to an Alternative Proposal, or (vi) resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Board expressly permitted under the terms and conditions of Section 6.2(b), (c) or (d), or Section 8.1(c)(ii), shall not be deemed to be a breach or violation of this Section 6.2(a). Subject to Section 6.2(b), (c) and (d), from and after the date hereof, the Company shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal, in each case that exist as of the date hereof.

                           (b)   Notwithstanding anything to the contrary in Section 6.2(a), at any time prior to the earlier of the Acceptance Time or the Company Shareholder Approval, the Company may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a knowing or intentional breach of Section 6.2(a) and which the Board determines, in good faith, (i) after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws, and (ii) after consultation with its outside counsel and financial advisors, constitutes or would reasonably be expected to lead to a Superior Proposal, (x) furnish non-public information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to one or more customary confidentiality agreements with standstill provisions identical in all substantive respects and otherwise not materially less favorable in the aggregate to the Company than the Confidentiality Agreement, and (y) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided that the Company shall have complied with the terms and conditions of Section 6.2 including this Section 6.2(b) and shall substantially concurrently make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any person making such Alternative Proposal and that was not previously made available to Parent.

                           (c)   Neither the Board of Directors of the Company nor any committee thereof shall (i) withhold, withdraw (or not continue to make), qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw (or not continue to make), qualify or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve, endorse or recommend, any Alternative Proposal, (iii) subject to Section 6.2(d), fail to publicly recommend against any Alternative Proposal (other than an Alternative Proposal described in clause (iv) below for which the Company shall have 10 Business Days) or (y) fail to publicly reaffirm the Recommendation, in each case of (x) and (y) within two (2) Business Days after Parent so requests in writing; provided that Parent may make such request no more than two (2) times, (iv) subject to Section 6.2(d), fail to recommend against any Alternative Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Alternative Proposal, (iv) fail to include the Recommendation in the Offer Documents, (v) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Alternative Proposal (other than any confidentiality agreement entered into in accordance with Section 6.2(b)) or (vi) take any other action or make any other public statement that is inconsistent with the Recommendation (any action described in clauses (i) through (vi), an “Adverse Recommendation Change”); provided that the Company may terminate this Agreement in accordance with Section 8.1(c)(ii). Notwithstanding the foregoing, but subject to Section 8.3(a), if, prior to the earlier of the Acceptance Time or the Company Shareholder Approval, the Board determines in good faith after consultation with its outside legal counsel and financial advisors that failure to make an Adverse Recommendation Change would be inconsistent with the Board’s exercise of its fiduciary duties, the Board or any committee thereof may make an Adverse Recommendation Change.

                           (d)   Nothing contained in this Agreement shall prohibit the Company or the Board from (i) disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with its outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided that any such disclosure (other than a “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Recommendation within two (2) Business Days following a written request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

                           (e)   From and after the date hereof until the earlier of the Board Appointment Date or the Termination Date, the Company shall promptly advise Parent orally (and in any event within 48 hours) and subsequently in writing of (x) any Alternative Proposal, (y) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, and (z) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Company shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Alternative Proposal or indication or inquiry (including, if applicable, any revised copies of any written requests, proposals or offers) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously stated.

                           (f)   The approval of the Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreements shall be irrevocable and no Adverse Recommendation Change shall change the approval of the Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement. To the extent Parent and/or the Company believes that there has been a breach of the standstill provisions of any Existing Confidentiality Agreement by the counterparty thereto or receives written notice of an anticipated breach of such standstill provisions, the Company shall take all necessary actions to enforce such Existing Confidentiality Agreement.

                           (g)   As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (i) a merger, reorganization, consolidation, sale of assets, share exchange, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (ii) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities (by vote or value) or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger, or (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any third party, directly or indirectly, of any entity that holds assets representing, directly or indirectly, 20% or more of the net revenues, net income or assets of the Company and Subsidiaries of the Company, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any third party beneficially owning 20% or more of the outstanding Shares and any other voting securities of the Company, or (v) any combination of the foregoing.

                           (h)   As used in this Agreement, “Superior Proposal” shall mean any bona fide written Alternative Proposal on terms which the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the transactions provided for in this Agreement (after taking into account the expected timing and risk of consummation), taking into account, among other things, all the terms, conditions, impact and all legal, financing and regulatory aspects, shareholder litigation, break up fee and expense reimbursement provisions and other events or circumstances beyond the control of the party invoking the condition of such proposal (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%.”

                           (i)   The Company agrees that in the event any Company Representative acting on behalf of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 6.2, then the Company shall be deemed to be in breach of this Section 6.2 for all purposes of this Agreement.

                           Section 6.3      Filings; Other Actions.

                           (a)   As promptly as reasonably practicable after consummation of the Offer, if required, the Company shall prepare and file with the SEC the Company Proxy Statement, and Parent and the Company shall cooperate with each other in connection with the preparation of the Company Proxy Statement. The Company will use its reasonable best efforts to have the Company Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. The Company will use its reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the Company Proxy Statement is cleared by the staff of the SEC. The Company shall as promptly as reasonably practicable notify Parent of the receipt of any oral or written comments from the staff of the SEC relating to the Company Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on (i) the draft of the Company Proxy Statement (including each amendment or supplement thereto) and (ii) all written responses to requests for additional information by and replies to written comments of the staff of the SEC, prior to filing of the Company Proxy Statement with or sending such to the SEC, and the Company will provide to Parent copies of all such filings made and correspondence with the SEC or its staff with respect thereto. Concurrently with the preparation and filing of the Company Proxy Statement, the Parties shall jointly prepare and file with the SEC the Schedule 13E-3 with respect to the Merger. The Parties shall cooperate and consult with each other in preparation of the Schedule 13E-3, including, without limitation, furnishing to the others the information relating to it required by the Exchange Act to be set forth in the Schedule 13E-3. Each Party shall use its reasonable best efforts to resolve all SEC comments with respect to the Schedule 13E-3 and any other required filings as promptly as practicable after receipt thereof. Each Party agrees to promptly correct any information provided by it for use in the Schedule 13E-3 which shall have become false or misleading. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3 so that the Company Proxy Statement or Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company; provided, however, that prior to such filing, the Company and Parent as the case may be, shall consult with the other Party with respect to such amendment or supplement and shall afford the other Party and their Representatives reasonable opportunity to comment thereon.

                           (b)   If, at any time following the Acceptance Time, Parent, Merger Sub and any other Subsidiary of Parent shall collectively own at least 80% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to be effected as soon as practicable without a meeting of shareholders of the Company in accordance with Section 607-1104 of Florida Law (such actions, the “Requisite Short-Form Merger”).

                           (c)   Subject to the other provisions of this Agreement, if a shareholder vote is required for consummation of the Merger, the Company shall take all action necessary in accordance with the FBCA and the Articles of Incorporation and the by-laws of the Company (the “By-laws”) to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable after consummation of the Offer to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (such meeting or any adjournment or postponement thereof, the “Company Meeting”). At the Company Meeting, (i) Parent and its Subsidiaries will vote all Shares owned by them or as to which they have been granted a proxy in favor of approval and adoption of this Agreement, and (ii) Parent and the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby, and (iii) the Company will be entitled to adjourn or postpone the Company Shareholders Meeting one (1) time (and will postpone or adjourn the Company Shareholders Meeting one (1) time at the written request of Parent), provided that any such adjournment or postponement shall be no longer than 30 days after the originally scheduled meeting date.

                           Section 6.4      Efforts.

                           (a)   Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Offer and Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the giving of notice, if required, under real property leases, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer or the Merger and the other transactions contemplated hereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Board Appointment Date any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Offer or the Merger. No party hereto shall take any action that would reasonably be expected to prevent or materially delay or impede the receipt of any necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities.

                           (b)   Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than 5:30 p.m. Eastern Daylight Savings time on July 28, 2009, file any and all Notification and Report Forms required under the HSR Act with respect to the Offer, the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documentary material that may be requested pursuant to any Regulatory Law or by such Governmental Entity, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby.

                           (c)   Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Offer, the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such Merger or transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

                           (d)   In furtherance and not in limitation of the covenants of the parties contained in this Section 6.4, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger or any other transaction contemplated hereby.

                           (e)   For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Offer, the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of

1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

                           Section 6.5      Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Offer, the Merger, the Top-Up Option or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the Offer, the Merger, the Top-Up Option and the other transactions contemplated hereby.

                           Section 6.6      Public Announcements. Until the Board Appointment Date, the Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

                           Section 6.7      Indemnification and Insurance.

                           (a)   Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Offer or the Merger and shall continue in full force and effect. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not for a period of six (6) years from the Closing Date amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

                           (b)   From and after the Board Appointment Date, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any Action or omission occurring or alleged to have occurred whether before or after the Board Appointment Date in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of the Company or any of its Subsidiaries or any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

                           (c)   For a period of six (6) years from the Board Appointment Date, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or provide substitute policies or purchase or cause the Surviving Corporation to purchase a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Board Appointment Date; provided, however, that after the Board Appointment Date, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Surviving Corporation is unable to obtain the insurance otherwise required by this Section 6.7(c), it shall purchase the maximum amount of coverage that can be obtained for 250% of such last annual premium, in respect of each policy year within such period. At the Company’s option, the Company may purchase prior to the Board Appointment Date, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Board Appointment Date, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained by the Company prior to the Board Appointment Date, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

                           (d)   The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Articles of Incorporation, the By-laws or other similar organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the FBCA or otherwise (it being agreed that no such document may be amended after the Board Appointment Date in any manner that adversely affects the rights of any Indemnified Person). The provisions of this Section 6.7 shall survive the consummation of the Offer or the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

                           (e)   In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity in such consolidation or merger or (ii) transfers 50% or more of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.7. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to, or in substitution for, any such claims under any such policies.

                           Section 6.8      Access; Confidentiality. The Company shall afford to Parent, and to Parent’s Representatives, access during normal business hours and on reasonable notice during the Interim Period to all of its and its Subsidiaries’ properties, Contracts, books and records and to those officers, employees and agents of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries’ business, properties, Contracts, assets, liabilities, personnel and financial information and other aspects of the Company and its Subsidiaries as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, no Person shall be required by this Section 6.8 to provide any other party or such party’s representatives with any information that such party reasonably believes it may not provide to any other party by reason of applicable Law which constitutes information protected by attorney/client privilege; provided that the Company shall take reasonable steps to permit inspection of or to disclose non-privileged information on a basis that does not compromise such privilege. For purposes of the Confidentiality Agreement, the execution of this Agreement by the Company shall constitute written consent by the Company to Parent, Merger, Sub and their Representatives to take all actions permitted or contemplated by this Agreement including, but not limited to, Section 8.1(c)(ii).

                           Section 6.9      Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Offer or Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Offer or the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer, the Merger or the other transactions contemplated hereby, or (iii) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied. The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.9 shall not be taken into account for purposes of determining whether the condition referred to in Paragraph D of Annex A shall have been satisfied.

                           Section 6.10      Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                           Section 6.11      Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Board Appointment Date, and (ii) prior to the Board Appointment Date, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

                           Section 6.12      Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Offer or Merger, shall be borne by the Surviving Corporation or Parent and expressly shall not be a liability of shareholders of the Company.

                           Section 6.13      Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

                           Section 6.14      Shareholder Litigation. The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any litigation brought by shareholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation, or consent to the same without the prior written consent of Parent.

                           Section 6.15      Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to cause the delisting of the Company of the Shares from the Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

                           Section 6.16      Rule 14d-10(d) Matters. Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its Board, compensation committee or its independent directors, to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of the Covered Securityholders pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

                           Section 6.17      FIRPTA Certificate. On the Closing Date, the Company shall provide to Parent an affidavit, dated as of the Closing Date, signed under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(f) and Section 897 of the Code, so that Parent is exempt from withholding any portion of the aggregate consideration with respect to the Merger under Section 1445 of the Code.

ARTICLE VII

CONDITIONS TO THE MERGER

                           Section 7.1      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

                           (a)   this Agreement shall have been approved and adopted, if required, by the requisite vote of the shareholders of the Company;

                           (b)   No Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Merger; and

                           (c)   Merger Sub shall have purchased Shares pursuant to the Offer.

                           Section 7.2      Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, as the case may be, to be satisfied if such failure was caused in any material respect by such party’s breach of any provision of this Agreement or failure to use such efforts to consummate the Merger and the other transactions contemplated hereby as required by Section 6.4.

ARTICLE VIII TERMINATION

                           Section 8.1      Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

                           (a)   by the mutual written consent of the Company and Parent;

                           (b)   by either the Company or Parent, if:

             (i)        the Offer has not been consummated by the date that is nine months from the date hereof (the “Outside Date”); provided; however, that no party may terminate this Agreement pursuant to this clause (i) if such party’s failure to fulfill any of its obligations under this Agreement shall have proximately caused the Offer not to have been consummated on or before said date;

             (ii)        if any court of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such injunction, legal restraint or order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used such efforts as may be required by Section 6.4 to prevent, oppose and remove such injunction; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such injunction or similar legal restraint or the failure of such injunction or similar legal restraint to be resisted, resolved or lifted, as applicable; or

                           (c)   by the Company, if:

             (i)        prior to the consummation of the Offer, Parent or Merger Sub shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties, which breach or failure would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger and is either incurable or, if curable, is not cured by Parent and/or Merger Sub by the earlier of (A) 30 days following receipt by Parent of written notice of such breach or failure and (B) the Outside Date; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

             (ii)        in order to enter into a transaction that is a Superior Proposal, if prior to the Acceptance Time, (A) the Board has received a Superior Proposal that is not withdrawn, (B) the Board has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to terminate this Agreement in order to enter into a Superior Proposal would be inconsistent with the directors’ fiduciary duties under applicable Laws, (C) the Company shall have complied with its obligations under Section 6.2, (D) the

Company has given Parent at least 3 Business Days (the “Notice Period”) advance written notice that, absent any revisions to the terms and conditions of this Agreement, the Company will terminate this Agreement pursuant to this Section 8.1(c)(ii) and included with such notice the identity of the person making such Superior Proposal and the most current written agreement relating to the transaction that constitutes such Superior Proposal, (E) prior to effecting such termination, the Company shall, and shall cause its legal advisors to, during the Notice Period (1) negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Alternative Proposal would cease to constitute a Superior Proposal, and (2) permit Parent and the Parent Representatives to make a presentation to the Board (which may be telephonic) regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that in the event of any material revisions to the Alternative Proposal that the Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 8.1(c)(ii) with respect to such new written notice; (F) at least 3 Business Days following receipt by Parent of the notice referred to in clause (D) above and after taking into account any revised proposal made by Parent since receipt of such notice, the Board shall have determined in good faith that such revised proposal is not at least as favorable from a financial point of view to the holders of Shares than such Superior Proposal, taking into account all the terms and conditions of such proposal; and (G) prior to or concurrently with such termination, the Company pays the fee due under Section 8.3 and any attempted termination by the Company pursuant to this Section 8.1(c)(ii) without such prior or concurrent payment will be deemed null and void; or

             (iii)        (A) Merger Sub fails to commence the Offer within the time required by Section 1.1(a) or terminates or makes any change to the Offer in material violation of the terms of this Agreement or (B) at any Expiration Date, Merger Sub shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 1.1(a) and at such time all of the conditions set forth on Annex A are satisfied or no subsequent Expiration Date is established pursuant to an authorized extension of the Offer;

                           (d)   by Parent, if:

             (i)        prior to the consummation of the Offer, there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in either case such that the condition set forth in paragraph (iii)(b) of Annex A would not be satisfied or would be incapable of being satisfied by the earlier of (A) 30 days following receipt by Company of written notice of such breach or (B) the Outside Date;

             (ii)        there shall have been a breach or breaches by the Company of its covenants or agreements hereunder that remains uncured, or is incapable of being cured, within twenty (20) Business Days following written notice thereof from Parent and Merger Sub such that the condition set forth in paragraph (iii)(c) of Annex A would not be satisfied or would be incapable of being satisfied by the earlier of (A) 30 days following receipt by Company of written notice of such breach or (B) the Outside Date;

             (iii)        the Company gives Parent the notification contemplated by Section 8.1(c)(ii)(D);

             (iv)        the Board shall have made an Adverse Recommendation Change or the Company shall have breached in any material respect its obligations under Section 6.2;

             (v)        as of any Expiration Date subsequent to the later of the 120th Business Day following the commencement of the Offer and the 30th Business Day following the satisfaction of clause (B) of this clause (v), (A) the Minimum Condition shall not have been satisfied, but all other conditions of the offer set forth on Annex A shall have been satisfied and (B) the Parent in good faith believes that the SEC has concluded its review of the Schedule TO, Schedule 13E-3, and Schedule 14D-9; or

             (vi)        Parent tenders the Parent Termination Fee to the Company by wire transfer of the same day funds to one or more accounts designated by the Company in Section 8.1(d)(vi) of the Company Disclosure Letter.

                           Section 8.2      Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, then subject to the payment of fees and expenses to the extent required by Section 8.3 this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the Confidentiality Agreement and the provisions of Sections 8.3, 9.2, 9.4, 9.5 and 9.6 will survive the termination hereof; provided, however, that nothing herein shall relieve any party from liability for willful breach of this Agreement, subject only, with respect to any such liabilities of Parent Group, to Section 8.3(c)(iii) and 8.3(f) hereof. Notwithstanding the foregoing, in no event shall any party be liable for punitive damages.

                           Section 8.3      Termination Fees.

                           (a)   Company Termination Fee. In the event that:

             (i)        (A) a bona fide Alternative Proposal shall have been made known to the Company, the Board, or senior management of the Company, or shall have been made directly to the shareholders of the Company or any person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Alternative Proposal and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(b)(i) or by Parent pursuant to 8.1(d)(ii) or 8.1(d)(v) and (B) the Company enters into a letter of intent, agreement in principle, acquisition agreement or other definitive agreement with respect to an Alternative Proposal, or consummates an Alternative Proposal, within twelve (12) months of the date this Agreement is terminated (provided that for purposes of this Section 8.3(a)(i), the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%”); or

             (ii)        this Agreement is terminated pursuant to Section 8.1(c)(ii); or

             (iii)        this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii) or Section 8.1(d)(iv) .

then in any such event under clause (i), (ii) or (iii) of this Section 8.3(a), the Company shall pay to Parent or an Affiliate of Parent designated in writing by Parent (“Payee”) a termination fee of $30,000,000 in cash (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

                           (b)   Payment of Company Termination Fee. Any payment required to be made pursuant to clause (i) of Section 8.3(a) shall be made to Payee on the date an Alternative Proposal is consummated or any such letter is exercised or agreement is entered into (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment) less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.3(d), if any; any payment required to be made pursuant to clause (ii) of Section 8.3(a) shall be made to Payee concurrently with, and as a condition to the effectiveness of, the termination of this Agreement; any payment required to be made pursuant to clause (iii) of Section 8.3(a) shall be made to Payee promptly following termination of this Agreement (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); and in each case such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

                           (c)   Parent Termination Fee.

             (i)        In the event this Agreement is terminated by Parent pursuant to Section 8.1(d)(vi), Parent shall tender or cause to be tendered the Parent Termination Fee to the Company prior to or concurrently with such termination, by wire transfer of same day funds to one or more accounts designated by the Company.

             (ii)        For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to be paid, the Parent Termination Fee on more than one occasion.

             (iii)        If Parent becomes obligated to pay the Parent Termination Fee pursuant to this Section 8.3(c), the Company agrees that its right to receive the Parent Termination Fee from Parent shall be its sole and exclusive remedy against Parent and the Parent Group and, upon payment of the Parent Termination Fee, neither Parent nor any member of the Parent Group shall have any liability or obligation to the Company relating to or arising out of this Agreement, the Limited Guarantee, the Second Equity Commitment Letter or the transactions contemplated hereby.

                           (d)   Expense Reimbursement. In the event this Agreement is terminated by Parent pursuant to Section 8.1(d)(v) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.3(a), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all of Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”), which amount shall in no event exceed $3,000,000 in the aggregate, by wire transfer of same day funds to one or more accounts designated by Parent; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(d); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.3(d) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b) except to the extent indicated in Section 8.3(b) .

                           (e)   Acknowledgement. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.3(a) or Section 8.3(c) are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision; and (iii) without the agreements contained in this Section 8.3, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(a) or Section 8.3(d) or if Parent fails to promptly pay any amount due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.3(a) or Section 8.3(d) or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, costs and expenses (including attorneys’ fees) incurred by the prevailing Party and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

                           (f)   Limitations on Liabilities.

             (i)        Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Parent Group for damages or otherwise shall be limited to $570,800,000 (the “Parent Liability Cap”). In no event shall the Company or its Affiliates seek or permit to be sought on behalf of the Company any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from any member of the Parent Group other than Parent in connection with this Agreement or the transactions contemplated hereby; provided that the parties agree that subject to the terms and conditions of the Second Equity Commitment Letter and all of the terms, conditions and limitations of the Limited Guarantee, the Company can cause each of the Funds to provide funds to Parent to the extent provided in the Second Equity Commitment Letter which shall in no event exceed the Parent Liability Cap. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages, any member of the Parent Group (other than Parent to the extent provided in this Agreement and the Limited Guarantee), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Funds or any other member of the Parent Group, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to cause each of the Funds (but not any other member of the Parent Group (including any general partner or managing member)) to fund to Parent its commitment to the extent provided in the Second Equity Commitment Letter, subject to the terms and conditions thereof and all of the terms, conditions and limitations of the Limited Guarantee including the Parent Liability Cap and the other limitations described therein. Recourse against the Funds under the Second Equity Commitment Letter, subject to the amount of the Parent Liability Cap and all of the terms, conditions and limitations of the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Funds and any other member of the Parent Group (other than Parent to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby. The Company acknowledges that both Parent and Merger Sub are newly-formed companies and do not have any material assets except in connection with this Agreement and the Equity Commitment Letters. The Company specifically acknowledges the separate corporate existence of each of Parent and Merger Sub. The liabilities of the Parent Group referred to in this paragraph shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, subject to the Parent Liability Cap and to the extent proven, the benefit of the bargain lost by the Company’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of the Company.

             (ii)        The provisions of this Section 8.3(f) are intended to be for the benefit of, and shall be enforceable by, the Company and each member of the Parent Group.

ARTICLE IX MISCELLANEOUS

                           Section 9.1      No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the occurrence of the Merger.

                           Section 9.2      Expenses. Whether or not the Offer and Merger are consummated, and except as set forth in Section 8.3, all costs and expenses incurred in connection with the Offer and Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Company Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne one-half by the Company and one-half by Parent.

                           Section 9.3      Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email or otherwise) to the other parties.

                           Section 9.4      Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the Equity Commitment Letters, the Limited Guarantee or the negotiation, execution or performance hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware except matters relating to the fiduciary duties of the Board and internal corporate affairs and the Company shall be governed by the laws of the State of Florida.

                           Section 9.5      Specific Performance; Jurisdiction; Enforcement. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Second Equity Commitment Letter by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and this right shall include the right of the Company to cause Parent and Merger Sub to fully enforce the terms of the Second Equity Commitment Letter against the Funds to the fullest extent permissible pursuant to the Second Equity Commitment Letter and applicable Laws and to thereafter cause the Offer, the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware court presiding over such Action.

                           (b)

             (i)        The Company hereby agrees that, except as provided in Section 9.5(b)(ii) below, specific performance shall be its sole and exclusive remedy (but for the avoidance of doubt, the Company may plead or otherwise seek monetary damages in the alternative) with respect to breaches by Parent or Merger Sub or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby and, except as provided in Section 9.5(b)(ii) below, that it may not seek or accept any other form of relief that may be available for breach under this Agreement, the Second Equity Commitment Letter or the Limited Guarantee or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

             (ii)        If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent and Merger Sub pursuant to this Section 9.5 the Company may pursue any other remedy available to it at law or in equity, including monetary damages. If such a court has granted an award of damages for such alleged breach against Parent, the Company may enforce such award and accept damages for such alleged breach (which Parent agrees shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, subject to the Parent Liability Cap and to the extent proven, the benefit of the bargain lost by the Company’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) only if, within two (2) weeks following such award, Parent and Merger Sub have not consummated the Offer and the Merger. In addition, the Company agrees to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Offer and the Merger.

                           (c)   In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Equity Commitment Letters and the Limited Guarantee and the rights and obligations arising hereunder and thereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the Equity Commitment Letters and the Limited Guarantee and the rights and obligations arising hereunder or thereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement, the Equity Commitment Letters and the Limited Guarantee or any of the transactions contemplated by this Agreement or the Equity Commitment Letters in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement or the Equity Commitment Letters and the Limited Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, the Equity Commitment Letters and the Limited Guarantee, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of process out of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to it its address set forth in Section 9.7 of this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.

                           Section 9.6      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY COMMITMENT LETTERS AND THE LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                           Section 9.7      Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub: c/o BEN Holdings, Inc. 601 Lexington Avenue, 53rd Floor, New York, New York 10022 Telecopy: 212-646-7242

Attention: Mitch Truwit

with copies to:

           Kirkland & Ellis LLP
           601 Lexington Avenue
           New York, New York 10022
           Telecopy: 212-446-6460
           Attention: Kirk A. Radke
                           Kim Taylor
                           Susan J. Zachman

To the Company:

           Bankrate, Inc.
           11760 U.S. Highway One, Suite 200
           North Palm Beach, Florida 33408
           Telecopy: (917) 368-8611
           Attention: Edward J. DiMaria

with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Telecopy: (212) 403-2000
           Attention: Lawrence S. Makow
David E. Shapiro

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 9.7; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

                           Section 9.8      Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent and to any parties providing debt financing to the Surviving Corporation for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, but no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

                           Section 9.9      Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

                           Section 9.10      Entire Agreement; Benefit. This Agreement (including the exhibits and letters hereto), the Equity Commitment Letters, the Confidentiality Agreement, the Limited Guarantee and the Support Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to grant and does not grant standing to any person other than the parties except, following the Effective Time, for the provisions of Section 6.7. The representations and warranties set forth in Articles 4 and 5 and the covenants set forth in Section 6.1 have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Company Disclosure Letter and the Parent Disclosure Letter, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

                           Section 9.11      Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval (if any), if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the Nasdaq Global Select Market require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

                           Section 9.12      Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                           Section 9.13      Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

                           Section 9.14      Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

                           (a)   “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

                           (b)   “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or Florida are authorized by Law or executive order to be closed.

                           (c)   “Company Stock Plans” the Bankrate, Inc. 2008 Equity Compensation Plan, the Bankrate, Inc. 1997 Equity Compensation Plan, as amended and the Bankrate, Inc. Second Amended and Restated 1999 Equity Compensation Plan.

                           (d)   “Confidentiality Agreement” means the confidentiality agreement, dated as of June 5, 2009, by and between Apax Partners, L.P. and the Company.

                           (e)   “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

                           (f)   “Knowledge” or “Known” means (i) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 9.14(f)(i) of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 9.14(f)(ii) of the Company Disclosure Letter.

     (g) “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

     (h) “Parent Group” shall mean, collectively, Parent, the Funds or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

     (i) “Parent Termination Fee” shall mean an amount in cash equal to $570,800,000.

     (j) “person” or “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person

     (k) “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is the general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership)

     (l) Each of the following terms is defined on the page set forth opposite such term:

Acceptance Time	Section 1.3(a)
Action	Section 6.7(b)
Adverse Recommendation Change	Section 6.2(c)
Affiliate Transaction	Section 4.10
Affiliates	Section 9.14
Agreement	Preamble
Alternative Proposal	Section 6.2(f)
Arrangements	Section 4.9(d)
Articles of Incorporation	Section 2.5(a)
Articles of Merger	Section 2.3
Board	Recitals
Board Appointment Date	Section 1.3(a)
Book-Entry Shares	Section 3.2(b)(i)
Business Day	Section 9.149(b)
By-laws	Section 6.3(c)
Cancelled Shares	Section 3.1(b)
Certificate	Section 3.2(b)(i)
Certificates	Section 3.2(b)(i)
Closing	Section 2.2

Closing Date	Section 2.2
COBRA	Section 4.9(c)
Code	Section 3.2(b)(iii)
Company	Preamble
Company Approvals	Section 4.4(b)
Company Benefit Plans	Section 4.9(a)
Company Disclosure Documents	Section 4.6(a)
Company Disclosure Letter	Article IV
Company Material Adverse Effect	Section 4.1(c)
Company Meeting	Section 6.3(c)
Company Permits	Section 4.8(b)
Company Proxy Statement	Section 4.6(a)
Company Restricted Shares	Section 3.3(b)
Company SEC Documents	Section 4.5(a)
Company Shareholder Approval	Section 4.17
Company Stock Option	Section 3.3(a)
Company Stock Plans	Section 9.14(c)
Confidentiality Agreement	Section 9.14)(d)
Contracts	Section 9.14(e)
control	Section 9.14(a)
Covered Securityholders	Section 4.9(d)
Dissenting Shares	Section 3.1(e)
Dissenting Shareholders	Section 3.1(e)
Effective Time	Section 2.3
ERISA	Section 4.9(a)
ERISA Affiliate	Section 4.9(c)
Equity Commitment Letters	Recitals
Exchange Act	Section 1.1(a)
Exchange Fund	Section 3.2(a)
Excluded Shares	Section 3.1(e)
Existing Confidentiality Agreements	Section 4.22
Expiration Date	Section 1.1(c)
FBCA	Recitals
FCPA	Section 4.8(d)
First Equity Commitment Letter	Recitals
Filed SEC Documents	Article IV
GAAP	Section 4.5(b)
Governmental Entity	Section 4.4(b)
HSR Act	Section 4.4(b)
Independent Incumbent Directors	Section 1.3(a)
Indemnified Party	Section 6.7(b)
Intellectual Property	Section 4.15(a)(i)
Interim Period	Section 6.1(a)
IRS	Section 4.9(b)
Knowledge	Section 9.14(f)
Law	Section 4.8(a)

Laws	Section 4.8(a)
Lien	Section 4.4(c)
Limited Guarantee	Recitals
Material Contract	Section 4.18(a)
Merger	Recitals
Merger Sub	Preamble
Minimum Condition	Seciton 1.1(a)
Notice Period	Section 8.1(c)(ii)
Offer	Recitals
Offer Documents	Section 1.1(b)
Offer Price	Recitals
orders	Section 9.14(g)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Approvals	Section 5.2(b)
Parent Disclosure Letter	Article V
Parent Liability Cap	Section 8.3(f)(ii)
Payee	Section 8.3(a)
Paying Agent	Section 3.2(a)
person	Section 9.14(h)
Person	Section 9.14(h)
Preferred Stock	Section 4.2(a)
Recommendation	Section 1.2(a)
Regulatory Law	Section 6.4(e)
Representatives	Section 6.2(a)
Rollover Shares	Recitals
Sarbanes-Oxley Act	Section 4.5(a)
Schedule TO	Section 1.1(b)
Requisite Short-Form Merger	Section 6.3(b)
Schedule 14D-9	Section 1.2(b)
SEC	Section 4.5(a)
Second Equity Commitment Letter	Recitals
Securities Act	Section 4.5(a)
Shares	Recitals
Significant Subsidiary	Section 4.3
Software	Section 4.15(h)
Subsidiaries	Section 9.14(i)
Superior Proposal	Section 6.2(g)
Support Agreements	Recitals
Support Agreement Shares	Section 1.1(c)
Surviving Corporation	Section 2.1
Systems	Section 4.15(f)
Takeover Statute	Section 1.2(a)
Tax	Section 4.13(b)(i)
Tax Return	Section 4.13(b)(ii)
Taxes	Section 4.13(b)(i)

Termination Date	Section 6.1(a)
Termination Fee	Section 8.3(a)
Top-Up Consideration	Section 1.4(b)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BEN HOLDINGS, INC.

By: /s/ Mitch Truwit
Name: Mitch Truwit
Title: Vice President

BEN MERGER SUB, INC.

By: /s/ Christian Stahl
Name: Christian Stahl
Title: Vice President

[Signature Page to Merger Agreement]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BANKRATE, INC.

By: /s/ Thomas R. Evans
Name: Thomas R. Evans
Title: CEO

[Signature Page to Merger Agreement]

ANNEX A

CONDITIONS OF THE OFFER

THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH
IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS
ATTACHED

     Notwithstanding any other provisions of the Offer (subject to compliance with Section 1.1(a) of the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), Merger Sub (1) shall not be required to accept for payment or pay for any tendered Shares, and (2) may delay the acceptance for payment of or the payment for any tendered Shares on the terms set forth in the Agreement if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) the Minimum Condition shall not have been satisfied or (iii) at any time on or after the date hereof and prior to the acceptance for payment of Shares, any of the following conditions shall have occurred and continue to exist:

     (a)     any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation of the Offer shall have been issued by a Governmental Entity or any statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;

     (b)     (A) the representations and warranties of the Company set forth in Section 4.2, Section 4.3(a), Section 4.4(a) or Section 4.5, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and (B) all of the remaining representations and warranties of the Company set forth in this Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except, with respect to this clause (B), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

     (c)     the Company shall have breached or failed to perform in any material respect any of its covenants or obligations to be performed or complied with by it under the Agreement prior to the Expiration Date;

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     (d)     the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in the foregoing clauses (b) and (c) do not exist;

     (e)     since the date of the Merger Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, other than as set forth in the Company Disclosure Letter, which has or have had, individually or in the accurate, a Company Material Adverse Effect;

     (f)     prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Merger Sub the Recommendation or shall have made an Adverse Recommendation Change; or

     (g)     the Agreement shall have been terminated in accordance with its terms.

              Notwithstanding anything herein to the contrary, if Parent tenders payment of the Parent Termination Fee to the Company pursuant to Section 8.3(c), then the Offer shall automatically terminate upon the tendering of the Parent Termination Fee with no other action required by any party hereto.

              The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, provided that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to such condition or may be waived by Parent or Merger Sub, in their sole discretion, in whole or in part at any time and from time to time, in each case except for the Minimum Condition; provided that Merger Sub, at its sole option, may waive such Minimum Condition (i) if the number of Shares validly tendered and not withdrawn shall be at least the minimum number of Shares required to approve the Agreement, the Merger and the other transactions contemplated herein pursuant to the organizational documents of the Company and the FBCA, less the number of Shares subject to Support Agreements or (ii) with the consent of the Company.

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